Exhibit 3.1

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “B. RILEY FINANCIAL, INC.”, CHANGING ITS NAME FROM "B. RILEY FINANCIAL, INC." TO "BRC GROUP HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF DECEMBER, A.D. 2025, AT 2:37 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIRST DAY OF JANUARY, A.D. 2026.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State

4676810 8100	Authentication: 205698779
SR# 20254962325	Date: 12-22-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:37 PM 12/22/2025
FILED 02:37 PM 12/22/2025
SR 20254962325 - File Number 4676810

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is B. Riley Financial, Inc.

2. The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered ONE so that, as amended, said Article shall be and read as follows:

The name of the Corporation (the "Corporation") is BRC Group Holdings, Inc.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.This Certificate of Amendment shall become effective January 1, 2026.

By:	/s/ Thomas Kelleher
Authorized Officer

Name:	Thomas Kelleher
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